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                                   [LETTERHEAD]




                                    December 18, 1997


Color Spot Nurseries, Inc.
3478 Buskirk Avenue, Suite 260
Pleasant Hill, CA 94523


Ladies and Gentlemen:

     You have requested our opinion concerning the material federal income tax consequences expected to result to holders of Color Spot Nurseries, Inc. Series A Cumulative Preferred Stock and warrants to purchase Common Stock from the transaction described in the Registration Statement on Form S-1 filed with the Securities Exchange Commission (the "Commission") on November 26, 1997 (File Number 333-37335) (the "Registration Statement").

     The facts, as we understand them, and upon which with your permission we rely in rendering the opinion expressed herein, are set forth in the Registration Statement. Based on such facts, we are of the opinion that:


         1. Distributions on Series A Preferred Stock, whether paid in cash or in additional shares of Series A Preferred Stock ("Dividend Shares"), will be taxable (a) as ordinary dividend income to the extent that the cash amount oR the fair market value of the Dividend Shares on the date of distribution does not exceed the Company's current or accumulated earnings and profits, (b) to the extent that the amount of distributions exceeds the Company's current or accumulated earnings and profits, as a return of capital and (c) any excess distribution that is greater than the holder's adjusted tax basis as capital gain, long- or short-term depending on the Holder's holding period for his/its Series A Preferred Stock.

         2. Assuming that $793.96 of the purchase price of each Unit is allocated to the Series A Preferred Stock component thereof, each share of Series A Preferred Stock shall have $206.04 of "Series A Preferred Stock Discount, taxable as a constructive distribution to the holder over the term of the Series A Preferred Stock.

         3. In the event the Company exercises its right to redeem the Series A Preferred Stock, the redemption proceeds will be treated as a sale or exchange if the holder does not own, actually or constructively (within the meaning of Section 318 of the Internal Revenue Code of 1986, as amended (the "Code")), any stock of the Company other than the stock redeemed.



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Color Spot Nurseries, Inc.
December 18, 1997
Page 2

      4. If a holder does own, actually or constructively, other stock of the Company, such redemption will be treated as a dividend to the extent of the Company's current or accumulated earnings and profits unless the distribution meets one of the tests of Section 302(b) of the Code, in which case such distribution shall be treated as a sale or exchange of the stock redeemed.

      5. The sale or exchange of a warrant ordinarily will result in the recognition of gain or loss to the holder of the warrant in an amount equal to the difference between the amount realized on such sale or exchange and the holder's tax basis in the warrant.

      6. No gain or loss will be recognized for federal income tax purposes upon exercise of a Warrant, except that gain will be recognized to the extent of cash received in lieu of fractional shares.


   You should be aware, however, that these opinions represent our conclusions as to the application of existing law. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

   This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein. This opinion deals only with investors who hold Series A Preferred Stock and Warrants as "capital assets" within the meaning of the Code.

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Color Spot Nurseries, Inc.
December 18, 1997
Page 3

   This opinion is rendered to you solely for the use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference of our firm under the heading "Certain Federal Income Tax Considerations."

                                 Very truly yours,


                                 BROWNSTEIN HYATT FARBER
                                     & STRICKLAND, P.C.